EX-23.1


                   INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Amendment No. 8 to the Registration Statement of Media & Entertainment Holdings, Inc. (a development stage company) on Form S-1 (File No. 333-128218) of our report dated May 5, 2006, except for
Note 1 (paragraph 8), as to which the date is November 2, 2006, and Note 4, as to which the date is November 17, 2006 and October 16, 2006 and Note 8(a), as to which the date is April 25, 2006 and Note 8(b), as to which the date is June 26, 2006 and Note 8(c) as to which the date is August 3, 2006 and Note 8(d) as to which the date is March 6, 2007 and February 16, 2007 and Note 8(e) as to which the date is March 6, 2007, which includes an explanatory paragraph as to a substantial doubt about the Company's ability to continue as a going concern with respect to our audit of the financial statements of Media & Entertainment Holdings, Inc. as of March 31, 2006 and for the period from July 8, 2005 (inception) to March 31, 2006, which report appears in the prospectus, which is part of this registration statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

Melville, New York
March 7, 2007